EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

SRI/SURGICAL EXPRESS, INC.

ANNOUNCES NEW CONTRACT WITH REX HEALTHCARE

Tampa, FL—-Thursday, June 19, 2003—-SRI/Surgical Express, Inc. (SRI) (NASDAQ: STRC) today announced the signing of a new seven (7) year contract with Rex Healthcare of Raleigh, North Carolina—a major healthcare system providing superior care to the Raleigh area. The Rex Healthcare system includes a 394-bed acute care hospital with 3,500 employees and 850 admitting staff physicians. Over 27,000 surgeries are performed annually.

Under terms of the contract, SRI/Surgical Express will provide supply chain management services, including surgical instruments processing and physician-specific procedural case cart delivery. The SRI/Surgical Express case carts will include all med-surg supplies used during a surgical procedure as well as high-quality surgical instruments. Processing of all surgical instruments will take place at either the SRI/Surgical Express facility or in the Central Sterile Processing department at Rex Healthcare managed by SRI/Surgical Express. SRI expects this agreement to generate approximately $56,000,000 of revenue during its term. The contract will commence on July 1, 2003.

“This is an important contract for Rex Healthcare,” states Gary Park, CEO of Rex Healthcare. “SRI/Surgical Express will help us increase our surgical procedures while minimizing capital expenditures. SRI/Surgical Express will help us improve surgical quality and, most importantly, enhance the standard of patient care.”

Jayne Byrd, Rex Healthcare Director of Surgical Services, “We became a SRI/Surgical Express customer several years ago. Since then our surgeon satisfaction has increased dramatically. We attribute this high satisfaction level to the quality service and products provided by SRI/Surgical Express. Our staff is excited about this new agreement because it allows them to focus on patient care, not supply management.”

Joseph A. Largey, CEO of SRI/Surgical Express, added, “We are excited to continue our relationship with Rex Healthcare by expanding into this new partnership. With the signing of this contract, we have entered into a unique market segment. Hospitals do not need to just settle for procedure-specific case carts from other vendors. We will customize procedural case carts for each surgeon.” Largey continued, “Being the first contract of its kind for SRI/Surgical Express, we will work with Rex Healthcare to test and refine our case cart and sterile instrument processing programs. We believe these programs can eventually become the standard for surgical product delivery in the future.”

SRI/Surgical Express, Inc. (www.surgicalexpress.com) provides supply chain management services to the healthcare industry. These services include processing of high-quality surgical products and surgical instruments, and assembly of physician-specific procedural case carts. The company serves hospital customers in 24 states and the District of Columbia from 11 processing facilities, one disposable products facility and 16 service centers located throughout the United States. SRI/Surgical Express provides cost effective, high-quality supply chain solutions that assist hospitals in improving surgical quality and reducing operating costs.

The statements in this press release that are not historical, including statements regarding SRI’s beliefs, expectations, and strategies, constitute “forward looking statements” within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in SRI’s periodic reports on Forms 10-Q and 10-K that the Company periodically files with the Securities and Exchange Commission. These factors include SRI’s sales process and market acceptance of its products and services, SRI’s capital needs, its new product offering, dependence on a supplier as well as on significant customers, market consolidation and competition. SRI does not undertake to update any forward-looking statement in this press release.

FOR FURTHER INFORMATION:	Charles L. Pope SRI/Surgical Express, Inc. (813) 891-9550